EXHIBIT 8.1

ESCROW SERVICES AGREEMENT

ESCROW SERVICES AGREEMENT

This Escrow Services Agreement (this "Agreement") is made and entered into as of [_______] by and between Jumpstart Securities, LLC ("Jumpstart Securities", or "Escrow Agent"), and Hygen Industries Inc. ("Issuer").

RECITALS

WHEREAS, Issuer proposes to offer for sale to investors, as disclosed in its offering circular on Form 1-A (the "Offering Circular") filed with the United States Securities and Exchange Commission (the "SEC") File No. 024-10518, its common stock (the "Securities") pursuant to Tier 2 of Regulation A under the Securities Act of 1933, as amended (the "Act"), directly (issuer-direct) (the "Offering"), in the maximum amount of $20,0000,000 (the "Maximum Amount of the Offering").

WHEREAS, Issuer desires to establish an Escrow Account (as defined below) in which funds received from prospective investors ("Subscribers") will be held during the Offering, subject to the terms and conditions of this Agreement. Jumpstart Securities agrees to serve as Escrow Agent with respect to such Escrow Account in accordance with the terms and conditions set forth herein to be held at an FDIC insured bank (the "Bank"), in a segregated account as defined below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.  Establishment of Escrow Account. Prior to the date the SEC issues a qualification for the sale of the Securities pursuant to the Offering Circular and the Financial Industry Regulatory Authority ("FINRA") issues a no objection opinion (the "Qualification Date"), the Escrow Agent shall establish an account at the Bank, entitled "Jumpstart Securities as Agent for Hygen Industries Inc. Escrow Account" (the "Escrow Account"). The Escrow Account shall be a segregated, deposit account at the Bank. All parties agree to maintain the Escrow Account and escrowed funds in a manner that is compliant with SEC Rules 10b-9 and 15c2-4, promulgated under the Securities Exchange Act of 1934, as amended.

2.   Escrow Period. The escrow period  ("Escrow Period") shall begin on the Qualification Date and shall terminate in whole or in part upon the first to occur of the following:

  The date upon which subscription amounts for the Maximum Amount of the Offering required to be sold have been deposited and cleared in the Escrow Account and/or the Issuer has instructed the closing on those funds. Escrow shall remain open pending receipt of Securities to meet the Maximum Amount of the Offering; or

  February __, 2017, unless extended by the Issuer for up to an additional 180 days by written instruction by the Issuer to the Escrow Agent; or

  The date upon which a determination is made by Issuer and/or its authorized representatives to terminate the Offering prior to closing.

During the Escrow Period, the parties agree that (i) Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the issuer has triggered closing of such funds. Even after the sale of securities to investors, the Issuer may elect to continue to leave funds in the Escrow Account in order to protect investors as needed.

In addition, Issuer and Escrow Agent acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the Offering Circular. Issuer represents that no funds have yet been raised for Hygen Industries, Inc. and that all funds to be raised for the Offering will be deposited in the Escrow Account established by Jumpstart Securities at the Bank.

3.  Deposits into the Escrow Account. All Subscribers will be instructed by Issuer or its agents to transfer funds by wire or ACH directly into the Escrow Account or deliver checks made payable to "Jumpstart Securities as Agent for Hygen Industries, Inc.  Escrow Account" for deposit into the Escrow Account. The Escrow Agent shall transmit all such checks to the Bank for deposit no later than the following business day after receipt.  Any check payable other than to the Escrow Account as required hereby shall be returned promptly to the prospective purchaser, or if the Escrow Agent has insufficient information to do so, then to the Issuer, and such check shall be deemed not to have been delivered to the Escrow Account pursuant to the terms of this Agreement.  Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber's name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." Issuer or its agents shall promptly, concurrent with any new or modified subscription, provide Escrow Agent with a copy of the Subscriber's signed subscription agreement and other information as may be reasonably requested by Escrow Agent in the performance of its duties under this Agreement. As required by government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service and the SEC, federal law requires financial institutions to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions. Information requested of the Issuer and Subscribers will be typical information requested in the gathering and verification guidelines and best practices promulgated by anti-money laundering ("AML") rules and regulations and those regulatory agencies that enforce them. Escrow Agent is under no duty or responsibility to enforce collection of any wire, check, or ACH delivered to it hereunder.

Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. Escrow Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Escrow Agent, in its sole and absolute discretion, or, (ii) for which Escrow Agent determines, in its sole discretion, that it would be improper or unlawful for Escrow Agent to accept or hold the applicable Subscriber's funds, as Escrow Agent, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber's funds. Escrow Agent shall promptly inform Issuer of any such return or rejection.

4.  Disbursements from the Escrow Account. In the event Escrow Agent does not receive written instructions from the Issuer to release funds from Escrow on or prior to the termination of the Escrow Period, Escrow Agent shall terminate Escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without deduction, penalty, or expense to Subscriber. In the event Escrow

Agent receives cleared funds for the Maximum Amount of the Offering prior to the termination of the Escrow Period and Escrow Agent receives a written instruction from Issuer (generally via notification in the application programming interface ("API")), Escrow Agent shall, pursuant to those instructions, distribute funds from such Escrow Amount pursuant to the instructions of Issuer. Issuer acknowledges that there is a 24 -hour (one business day) processing time once a request has been received to break Escrow. Issuer's written instructions to Escrow Agent shall certify that all conditions set forth in the Offering Statement for release of funds have been met for a closing of the Offering and include a schedule of deductions from the Escrow Account for any broker fees (as set forth in the Broker Services Agreement) and other funds for management and offering and selling expenses from the gross proceeds of the Escrow Account prior to remitting such funds, if and when due, to Issuer. Escrow Agent is hereby directed to remit such funds as directed by Issuer directly to the appropriate parties, if any, to which they are due. Net proceeds (meaning gross proceeds less amounts remitted pursuant to Issuer's instructions to brokers and other parties, and does not include interest earned or accumulated in the Escrow Account) will then be remitted to Issuer as described above. Interest earned or accumulated in the Escrow Account shall be retained by the Escrow Agent or distributed to Subscribers as set forth in item 6 below.

5.  Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds not transmitted directly into the Escrow Account, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH chargebacks and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow ledger. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve Escrow Agent in any such disputes.

6.  Investment of Escrow Amount. Escrow Agent may, at its discretion, invest any or all of the Escrow account balance as permitted under SEC Rule 15c2-4. This generally means short term investments in: (1) bank accounts, (2) bank money-market accounts, (3) short term certificates of deposit issued by a bank, and/or (4) short-term securities issued or guaranteed by the U S Government. Interest accumulated on the balance is the property of Escrow Agent as part of its Escrow Administration Fee. Up to $5,000 in interest accumulated on the balance (the "Maximum Retained Interest") is the property of Escrow Agent as part of its compensation. Any interest over and above the Maximum Retained Interest will be distributed to each Subscriber in the same proportion as such Subscriber's investment bears to the gross proceeds of the Offering.

7.  Escrow Administration Fees, Compensation of Escrow Agent. Escrow Agent will charge Escrow Administration Fees to Issuer as follows:   (i) $500 escrow account set up fee, (ii) $25 per month for so long as the offering is being conducted, (iii) inbound fund transfer fees - ($0.50 per ACH transfer, $15.00 per wire transfer, $10.00 per check, $5.00 per investor (one-time accounting fee upon receipt of funds); (iv) outbound fund transfer fees - for each transmittal of funds to the Company upon the closing of a successful offering $15.00 per wire plus 25 basis points of the amount of the transfer amount, (iv) $45.00 for each bad actor check (per entity, including issuer and each associated person),(iv) AML checks ($2.00 per domestic investor and $60 per international investor) and (v) the Maximum Retained Interest from funds held in the escrow account. In no event shall the foregoing itemized escrow administration fees exceed a maximum of $150,000 in the aggregate.  Issuer is liable to Escrow Agent to pay and agrees to pay Escrow Agent, regardless of whether Issuer has entered an agreement that said fees are to be paid by a funding platform, lead syndicate broker or another representative of Issuer.  Furthermore, Escrow Agent is exclusively entitled to retain as part of its compensation, any and all investment interest, gains and other income earned pursuant to item 6 above. No fees, charges or expense reimbursements of Escrow Agent are reimbursable, and are not subject to pro-rata analysis. All fees and charges, if not paid by a representative of Issuer (e.g. funding platform, lead syndicate broker, etc.), may be made via either the Issuer's credit card or ACH information on file with Jumpstart Securities. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Issuer or the Escrow Agent shall be paid out of or chargeable to the investor funds on deposit in the Escrow Account.

8.  Term and Termination. This Agreement will remain in full force during the Escrow Period. Even after this Agreement is terminated, certain provisions will remain in effect, including, but not limited to, items 3, 4, 5, 9, 10, 11 and 12 of this Agreement.

9.  Representations and Warranties. The Issuer and the Portal covenants and makes the following representations and warranties to Escrow Agent:

1   It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

2   This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

3   The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

4   The Offering shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

5   No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

6   It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

7   The Offering complies in all material respects with the Act and all applicable laws, rules and regulations.

8   All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of funds held in the Escrow Account.

10. Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and FINRA, and laws of the State of New York, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of FINRA, with venue in New York City, New York. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney's fees.

11. Liability. The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence.  The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

12. Indemnity. You agree to defend, indemnify and hold Jumpstart Securities, including its, directors, employees, service providers, officers, agents, and partners and third-party service providers, including the Bank(the "Indemnified Parties") harmless from any loss, liability, claim, or demand, including reasonable attorney's fees, made by any third party due to or arising out of this Agreement and/or arising from a breach of any provision in this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) result from the willful misconduct or gross negligence of the Indemnified Parties. This defense and indemnification obligation will survive termination of this Agreement. Jumpstart Securities reserves the right to assume, at its sole expense, the exclusive defense and control of any such claim or action and all negotiations for settlement or compromise, and you agree to reasonably cooperate with Jumpstart Securities in the defense of any such claim, action, settlement or compromise negotiations, as requested by Jumpstart Securities.

13. Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and Jumpstart Securities regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

14. Changes. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and without necessity of notice, to modify either this Agreement and/or the Escrow Account to comply or conform to such changes or interpretations. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Jumpstart Securities. Changes to this Agreement will be sent to you via email.

15.  Notices.

a.          Any communication in connection with this agreement must be in writing and, unless otherwise stated, may be given:

ii)    in person, by post or fax; or

iii)   by e-mail or other electronic communication.

b.         Such communications shall be addressed as follows:

            To Escrow Agent:

Jumpstart Securities, LLC

3455 Peachtree Road NE

Atlanta, GA 30326

Attention:  Jonathan Self, CEO

Email:  escrow@Jumpstartsecurities.com

Telephone: (404) 596-5393

            To Issuer:

Hygen Industries, Inc.

11693 San Vicente Boulevard, Suite 445

Los Angeles, California 90049

Tel:

Email:

With a copy to:

 Richardson & Associates

1453 Third Street Promenade, Suite 315

Santa Monica, California 90401

Attention: Mark J. Richardson, Esq.

Telephone: (310) 393-9992

c.      Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Paragraph.  All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

15.  Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by email transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

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Agreed by the undersigned as of the date set forth above by and between:

Hygen Industries Inc.

By:__________________________

Name:

Title:

Jumpstart Securities, LLC

By:__________________________

Name:

Title:

[Execution page to Escrow Services Agreement]